Exhibit 99.1

NEWS RELEASE
For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
609-734-6430

Rockwood Holdings Appoints Dr. Nance Dicciani to Its Board of Directors

Princeton, NJ, May 21, 2008—Rockwood Holdings, Inc. (NYSE:  ROC) has appointed Dr. Nance Dicciani to its board of directors effective June 1, 2008.

“We are very pleased to welcome Dr. Nance Dicciani to Rockwood’s board of directors.” said Seifi Ghasemi, Rockwood’s Chairman and CEO.  “Her extensive operating and executive expertise, notable business leadership skills and her in-depth knowledge of the specialty chemical industry will help guide Rockwood’s continued development as a global leader among its peers in specialty chemicals and advanced materials.”

Before retiring from Honeywell International Inc. (NYSE:  HON), Dr. Dicciani was President and Chief Executive of their $4.9 billion specialty materials business, a position she held since joining Honeywell in 2001.  Prior to that Dr. Dicciani was with Rohm and Haas Company (NYSE:  ROH) where she held the position of senior vice president and business group executive of chemical specialties and director, European Region.  She was responsible for business strategy and worldwide operations of five business units.  As regional director, Europe, she was responsible for the company’s operations and infrastructure in Europe, the Middle East and Africa.  Dr. Dicciani joined Rohm and Haas in 1991 and during her tenure served as vice president and general manager of the petroleum chemicals division and head of the company’s monomers business.

Prior to joining Rohm and Haas, she worked for Air Products and Chemicals Inc. (NYSE:  APD) for 14 years where she held positions of increasing responsibility in research, engineering and research management.

In 2006 Dr. Dicciani was appointed by President George W. Bush to the President’s Council of Advisors on Science and Technology.  She also currently serves on the board of directors of Praxair Inc. (NYSE:  PX), the global industrial gas company.  She has been ranked twice as one of the “World’s 100 Most Powerful Women” by Forbes Magazine and was named as one of the “Top 40 Most Important People in the Chemical Industry” in 2006 by Chemical Business.

Dr. Dicciani earned a Bachelors of Science in Chemical Engineering from Villanova University a Masters of Science in Chemical Engineering from the University of Virginia and a PHD in Chemical Engineering from the University of Pennsylvania.  She also earned an MBA from the Wharton School of the University of Pennsylvania.

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

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